As filed with the Securities and Exchange Commission on June 24, 2005

Registration No. 333-125636

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE MILLS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1802283
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

(703) 526-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thomas E. Frost

Executive Vice President, Secretary and General Counsel

The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

(703) 526-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

J. Warren Gorrell, Jr.

Alan L. Dye

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.01 par value	170,482 shares	$ 58.81	$ 10,026,047	$ 1,181

(1)	Represents 170,482 shares of common stock of The Mills Corporation that may be issued upon redemption of common units of limited partnership interest in The Mills Limited Partnership.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low reported sales prices on the New York Stock Exchange on June 2, 2005. The Registrant will not receive any separate consideration for shares of common stock that may be issued upon redemption of common units.

(3)	The registration fee was previously paid on June 8, 2005, the date on which the original registration statement was filed.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to The Mills Corporation’s Registration Statement on Form S-3 is being filed solely for the purpose of filing herewith the corrected Exhibit 5.1, the opinion of Hogan & Hartson L.L.P. as to the validity of the offered securities, and the corrected Exhibit 8.1, the opinion of Hogan & Hartson L.L.P. as to certain tax matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$1,181
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	50,000
Printing Expenses	1,500
Miscellaneous	2,000

Total	$64,681

Item 15.	Indemnification of Directors and Officers

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action or proceeding, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the maximum extent permitted by the DGCL. We have obtained directors and officers liability insurance.

We have entered into indemnification agreements with each of our directors, some of whom are also our officers. Under these agreements, we have agreed to indemnify our directors to the fullest extent permitted by law for damages and expenses incurred in connection with actual or threatened legal proceedings related to the indemnified party’s service to us. We are obligated under these agreements to advance certain expenses to the indemnified parties as they are incurred, subject to reimbursement if it is subsequently determined that the indemnified party was not entitled to indemnification. We are also obligated to pay expenses incurred by an indemnified party in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of coverage afforded by the certificate of incorporation and the bylaws, the agreements provide greater assurance to indemnified parties that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the board of directors or by the stockholders to alter, limit or eliminate the rights they provide to the indemnified parties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. In addition, indemnification may be limited by state securities laws.

The Partnership Agreement of Mills LP also provides for similar indemnification of us, in our capacity as the general partner of Mills LP, and our officers and directors, to the maximum extent provided by the Act.

Item 16.	Exhibits

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on June 24, 2005.

THE MILLS CORPORATION, a Delaware corporation

By:	/s/ Laurence C. Siegel
Laurence C. Siegel
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on June 24, 2005:

Name	Title

/s/ Laurence C. Siegel Laurence C. Siegel	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ Mary Jane Morrow Mary Jane Morrow	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Michael J. Green Michael J. Green	Chief Accounting Officer (principal accounting officer)

* Charles R. Black, Jr.	Director

* Dietrich von Boetticher	Vice Chairman and Director

* James C. Braithwaite	Director

* S. Joseph Bruno	Director

* Joseph B. Gildenhorn	Director

* John M. Ingram	Vice Chairman and Director

* Frank W. Lampl	Director

* Colombe M. Nicholas	Director

* Harry H. Nick	Director

* Franz von Perfall	Director

* Robert P. Pincus	Director

* Cristina L. Rose	Director

* Pursuant to Power of Attorney

/s/ Laurence C. Siegel
Laurence C. Siegel

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of The Mills Corporation, as amended by First Amendment to Amended and Restated Certificate of Incorporation of The Mills Corporation (incorporated by reference to Exhibit 3.1 of The Mills Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

3.2	Amended and Restated Bylaws of The Mills Corporation (incorporated by reference to Exhibit 3.2 of The Mills Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001).

4.1	Specimen Common Stock Certificate of The Mills Corporation (incorporated by reference to Exhibit 4.1 of The Mills Corporation’s Registration Statement on Form S-11 (No. 33-71524), which Registration Statement was declared effective by the SEC on April 14, 1994).

4.2	Side Letter regarding Registration of Shares, dated as of June 14, 2004, by and among The Mills Limited Partnership, The A.J. Trust 1989 Trust and The Irrevocable Trust for the Benefit of the Miller Children (incorporated by reference to Exhibit 4.2 of The Mills Corporation’s Periodic Report on Form 10-Q for the period ended June 30, 2004 filed on August 5, 2004).

*5.1	Opinion of Hogan & Hartson L.L.P.

*8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

10.1	Limited Partnership Agreement of The Mills Limited Partnership, dated as of April 21, 1994 (incorporated by reference to Exhibit 10.1 of The Mills Corporation’s Registration Statement on Form S-3 (No. 333-109331), which Registration Statement was declared effective by the SEC on January 9, 2004).

10.2	First Amendment to Limited Partnership Agreement of The Mills Limited Partnership, dated as of April 27, 2001 (incorporated by reference to Exhibit 10.3A of The Mills Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

10.3	Second Amendment to Limited Partnership Agreement of The Mills Limited Partnership, dated as of May 11, 2001, (incorporated by reference to Exhibit 10.3B of The Mills Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

10.4	Third Amendment to Limited Partnership Agreement of The Mills Limited Partnership, dated as of October 9, 2002 (incorporated by reference to Exhibit 10.1 of The Mills Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 20, 2002).

10.5	Fourth Amendment to Limited Partnership Agreement of The Mills Limited Partnership, dated as of December 17, 2002 (incorporated by reference to Exhibit 10.1D of The Mills Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002).

10.6	Fifth Amendment to Limited Partnership Agreement of The Mills Limited Partnership, dated as of March 26, 2003 (incorporated by reference to Exhibit 10.1E of The Mills Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002).

10.7	Sixth Amendment to Limited Partnership Agreement of The Mills Limited Partnership, dated as of May 5, 2003 (incorporated by reference to Exhibit 10.1 of The Mills Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).

#10.8	Seventh Amendment to Limited Partnership Agreement of The Mills Limited Partnership, dated as of August 23, 2004.

10.9	Eighth Amendment to Limited Partnership Agreement of The Mills Limited Partnership, dated as of May 16, 2005 (incorporated by reference to Exhibit 3.2 of The Mills Corporation’s Current Report on Form 8-K filed on May 16, 2005).

*23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

*23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

*23.3	Consent of Ernst & Young LLP

#24.1	Powers of Attorney (included in the signature page to the Registration Statement filed with the Securities and Exchange Commission on June 8, 2005 (No. 125636))

*	Filed herewith.

#	Previously Filed.